[BJ’s Logo Appears Here]

Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney VP, Investor Relations BJ’s Wholesale Club 508.651.6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES THIRD QUARTER EARNINGS

November 18, 2003, Natick, MA - - BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $20.4 million, or $.29 per diluted share, for its third quarter ended November 1, 2003. Net income for the third quarter included a post-tax gain of $.6 million, or $.01 per diluted share, from reducing the Company’s reserve for House2Home lease obligations.

For the third quarter ended November 2, 2002, the Company reported net income of $23.4 million, or $.33 per diluted share. These results included, on a post-tax basis, club closing charges of $12.6 million and asset impairment charges of $1.1 million. These charges were partially offset by a post-tax gain of $12.0 million from reducing the Company’s reserve for House2Home lease obligations. See notes to the attached consolidated condensed financial statements for additional information.

For the first nine months of fiscal 2003, income before the cumulative effect of accounting changes was $54.9 million, or $.79 per diluted share. This included a gain of $1.7 million, or approximately $.02 per diluted share, from a reduction to the Company’s reserve for House2Home lease obligations. Including the cumulative effect of accounting changes, net income year-to-date was $53.6 million, or $.77 per diluted share. For the first nine months of 2002, the Company reported net income of $82.4 million, or $1.15 per diluted share. See notes to the attached consolidated condensed financial statements for additional information.

Net sales for the third quarter of 2003 increased by 18.2% to $1.6 billion, with an increase of 11.3% in comparable club sales. Year-to-date, net sales rose by 15.9% to $4.7 billion, with a 7.9% increase in comparable club sales.

-More-

BJ’s Wholesale Club

November 18, 2003

Commenting on third quarter results, BJ’s president and CEO Mike Wedge said, “Earnings of $.29 per diluted share, including the $.01 benefit from the House2Home reserve, was slightly above the $.24 to $.28 range that we gave on October 9th, and $.08 above the mid-point of our original guidance of $.19 to $.23. The earnings upside was largely due to stronger sales and margins versus the first half of the year.”

Conference Call on Third Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss third quarter financial results and the outlook for the fourth quarter today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to non-GAAP financial measures being presented, if any), visit: www.bjsinvestor.com/medialist.cfm. Replays will be available at the same web address for approximately one quarter following the call.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded into a leading warehouse chain in the eastern United States. BJ’s currently operates 147 clubs and 76 gas stations in 16 states. BJ’s press releases and filings with the Securities and Exchange Commission are available on the Internet at www.bjs.com.

- See Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2003	November 2, 2002	November 1, 2003	November 2, 2002
Net sales	$1,609,397	$1,361,445	$4,691,612	$4,047,761
Membership fees and other	35,331	33,269	103,358	96,900

Total revenues	1,644,728	1,394,714	4,794,970	4,144,661

Cost of sales, including buying and occupancy costs	1,485,892	1,247,504	4,334,878	3,694,000
Selling, general and administrative expenses	123,732	102,313	363,905	299,892
Preopening expenses	2,640	4,106	8,288	10,919

Operating income	32,464	40,791	87,899	139,850
Interest income (expense), net	(32)	(194)	(122)	316
Gain on contingent lease obligations	781	18,933	2,017	16,181

Income from continuing operations before income taxes and cumulative effect of accounting principle changes	33,213	59,530	89,794	156,347
Provision for income taxes	12,580	22,701	34,382	59,735

Income from continuing operations before cumulative effect of accounting principle changes	20,633	36,829	55,412	96,612
Loss from discontinued operations, net of income tax benefit	(229)	(13,406)	(522)	(14,236)

Income before cumulative effect of accounting principle changes	20,404	23,423	54,890	82,376
Cumulative effect of accounting principle changes	—	—	(1,253)	—

Net income	$20,404	$23,423	$53,637	$82,376

Income per common share:
Basic earnings per share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.30	$0.53	$0.80	$1.37
Loss from discontinued operations	(0.01)	(0.19)	(0.01)	(0.20)
Cumulative effect of accounting principle changes	—	—	(0.02)	—

Net income	$0.29	$0.34	$0.77	$1.17

Diluted earnings per share:
Income from continuing operations before cumulative effect of accounting principle changes	$0.29	$0.52	$0.80	$1.35
Loss from discontinued operations	—	(0.19)	(0.01)	(0.20)
Cumulative effect of accounting principle changes	—	—	(0.02)	—

Net income	$0.29	$0.33	$0.77	$1.15

Number of common shares for earnings per share computations:
Basic	69,691,318	69,708,368	69,434,039	70,651,353
Diluted	70,133,784	70,175,129	69,662,669	71,566,985
Pro forma amounts assuming accounting principle changes are applied retroactively:
Net income	$20,404	$23,275	$54,890	$81,960

Basic earnings per common share	$0.29	$0.33	$0.79	$1.16

Diluted earnings per common share	$0.29	$0.33	$0.79	$1.15

Clubs in operation—end of period (excluding clubs closed 11/9/02)	147	139

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	November 1, 2003	November 2, 2002
ASSETS
Current assets:
Cash and cash equivalents	$33,201	$31,906
Accounts receivable	66,197	61,881
Merchandise inventories	792,300	730,054
Current deferred income taxes	16,468	26,385
Prepaid expenses	17,837	16,746

Total current assets	926,003	866,972
Property, net of depreciation	754,012	666,688
Other assets	23,370	22,883

TOTAL ASSETS	$1,703,385	$1,556,543

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$51,000	$93,300
Accounts payable	530,228	475,670
Contingent lease obligations	7,977	33,092
Accrued expenses and other current liabilities	215,359	175,069

Total current liabilities	804,564	777,131
Noncurrent contingent lease obligations	2,428	16,927
Other noncurrent liabilities	70,396	65,689
Deferred income taxes	23,144	3,177
Stockholders' equity	802,853	693,619

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,703,385	$1,556,543

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirty-Nine Weeks Ended
	November 1, 2003	November 2, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$53,637	$82,376
Gain on contingent lease obligations	(2,017)	(16,181)
Provision for store closing costs and impairment losses	870	22,907
Cumulative effect of accounting principle changes	1,253	—
Depreciation and amortization	63,801	53,833
Deferred income taxes	14,751	16,589
Increase in merchandise inventories, net of accounts payable	(50,012)	(81,221)
Decrease in contingent lease obligations	(28,398)	(40,010)
Other	24,093	(8,181)

Net cash provided by operating activities	77,978	30,112

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(135,105)	(106,799)
Property disposals	131	104

Net cash used in investing activities	(134,974)	(106,695)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing of short-term debt	51,000	93,300
Repayment of capital lease obligations	—	(197)
Purchase of treasury stock	—	(80,464)
Proceeds from issuance of common stock	7,407	2,850
Changes in book overdrafts	(893)	5,842

Net cash provided by financing activities	57,514	21,331

Net increase (decrease) in cash and cash equivalents	$518	$(55,252)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	As of November 1, 2003, the Company has settled 38 of the 41 House2Home, Inc. (“House2Home”) leases for which it was contingently liable. Three leases were settled in this year’s third quarter and eleven leases have been settled year-to-date. Based on progress made in settling these leases and an evaluation of its remaining obligations, the Company recorded pretax credits of $1.0 million ($0.6 million after tax, or $.01 per diluted share) in this year’s third quarter and $2.9 million ($1.7 million after tax, or $.02 per diluted share) year-to-date to reduce its contingent lease obligations. Including offsetting interest accretion charges, the Company’s pretax gains on contingent lease obligations were $0.8 million and $2.0 million for the quarter and nine months ended November 1, 2003, respectively.

In last year’s third quarter ended November 2, 2002, the Company recorded a pretax credit of $20.0 million ($12.0 million after tax, or $.17 per diluted share) to reduce its contingent lease obligations. Including offsetting interest accretion charges, the Company’s pretax gains on contingent lease obligations were $18.9 million and $16.2 million for the quarter and nine months ended November 2, 2002, respectively.

2.	On November 9, 2002, the Company closed both of its clubs in the Columbus, Ohio, market and an older non-prototypical club in North Dade, Florida. Loss from discontinued operations for last year’s third quarter ended November 2, 2002 was $13.4 million, or $.19 per diluted share, which included post-tax charges of $12.6 million, or $.18 per diluted share, to close the three clubs, and post-tax operating losses of $0.8 million for those three clubs. Loss from discontinued operations for the nine months ended November 2, 2002 was $14.2 million, or $.20 per diluted share, which included the post-tax charges of $12.6 million to close the three clubs and $1.6 million for their operating losses.

This year’s quarterly and year-to-date losses from discontinued operations consisted mainly of interest accretion charges related to lease obligations for the three BJ’s clubs which were closed in November 2002.

3.	During the first quarter ended May 3, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). The Company recorded a post-tax charge of $1,253,000, or $.02 per diluted share, to reflect the cumulative effect of adopting this accounting principle change as of the beginning of the fiscal year. The effect of this change was to decrease net income by $179,000 in this year’s third quarter and to decrease net income (including the cumulative effect of the accounting change) by $1,766,000 year-to-date.

Although last year’s results were not restated, the pro forma amounts shown at the bottom of the statements of income reflect net income and earnings per share as if SFAS No. 143 had been in effect during each period presented.

4.	Emerging Issues Task Force Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received by a Vendor” (“EITF 02-16”), addresses how a reseller should account for cash consideration received from a vendor. Under this standard, effective for arrangements entered into or modified after December 31, 2002, cash consideration that reimburses costs incurred by the customer to sell the vendor’s products should be characterized as a reduction of those costs. If the cash consideration exceeds the costs being reimbursed, the excess should be characterized as a reduction of cost of sales. Beginning in this year’s first quarter, the Company is classifying any cash consideration in excess of expenses being reimbursed as a reduction of cost of sales. The adoption of the provisions of EITF 02-16 did not result in any changes in the Company's reported net income, but certain consideration which had been classified as a reduction of selling, general and administrative expenses in prior years is now being recorded as a reduction of cost of sales. This resulted in an increase in SG&A expenses and an offsetting decrease in cost of sales of $4.5 million in both this year’s and last year's third quarters, and $13.3 million in the first nine months this year versus $13.5 million in last year's comparable period. As permitted by the transition provisions of EITF 02-16, cost of sales and SG&A expenses in last year's statement of income have been recast to conform with this year’s presentation.

5.	During last year’s third quarter ended November 2, 2002, the Company recorded pretax asset impairment charges of $1.8 million ($1.1 million after tax, or $.02 per diluted share). These charges are included in selling, general and administrative expenses.

6.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.